Exhibit 2.4

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

OF IDEX BIOMETRICS ASA

Introduction

Unless otherwise indicated or the context otherwise requires, all references in this exhibit to the terms “IDEX,” “IDEX Biometrics,” “IDEX Biometrics ASA,” “the Company,” “we,” “us” and “our” refer to IDEX Biometrics ASA together with its subsidiaries.

The following description of our share capital, the amended and restated articles of association of IDEX Biometrics ASA, or the Articles of Association, and relevant provisions of the Norwegian Public Limited Companies Act dated June 13, 1997 no. 45, as amended from time to time, or the Companies Act, is a summary and does not purport to be complete. This summary is subject to and qualified in its entirety by reference to the complete text of the Articles of Association, which are incorporated by reference as Exhibit 1.1 of the Company’s Annual Report on Form 20-F to which this description is also an exhibit. The Company encourages you to read the Articles of Association carefully. Holders of our ADSs will not be treated as one of our shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the registered holder of the ordinary shares underlying our ADSs. Holders of our ADSs have a right to receive the ordinary shares underlying their ADSs. For discussion on our ADSs and ADS holder rights, see Exhibit 2.5 to the Company’s Annual Report on Form 20-F to which this description is also an exhibit.

General

We have the following series of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
American Depositary Shares, each representing 75 ordinary shares, nominal value NOK 0.15 per share Ordinary shares, nominal	IDBA	The Nasdaq Capital Market
value NOK 0.15 per share*	*	The Nasdaq Capital Market*

*	Not for trading, but only in connection with the registration of the American Depositary Shares.

As of December 31, 2020, our outstanding share capital consisted of 832,146,748 ordinary shares, with nominal value NOK 0.15 per share. We have no preferred shares outstanding. The principal legislation under which we operate and under which our ordinary shares are issued is the Companies Act.

Our Share Capital

We are authorized to issue one class of shares: ordinary shares. In accordance with our Articles of Association, the following summarizes the rights of holders of our ordinary shares:

•	each holder of our ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally;

•	the holders of the ordinary shares shall be entitled to receive notice of, attend, speak and vote at our general meetings; and

•	holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders.

No person has preferential subscription rights for such authorized capital. See “—Articles of Association and Norwegian Corporate Law” and “—Preemptive Rights” below for additional information on our authorized share capital and preemptive rights.

Shareholder Authorizations Regarding Share Capital

At our annual general meeting of shareholders held on May 15, 2020, our board of directors received the following authorization from shareholders:

•

Our board of directors is authorized to increase the share capital of our company in one or more issues of new shares without pre-emptive rights for our existing shareholders by up to 35,899,436 ordinary shares in connection with the issue of new shares to our employees under the 2020 Employee Share Purchase Plan, or the ESPP. This authorization is valid until September 30, 2021.

Our annual general meeting of shareholders held on May 15, 2020 also authorized the issuance of ordinary shares upon the exercise of subscription rights under our 2020 Subscription Rights Incentive Plan, as well as our 2016, 2017, 2018 and 2019 Subscription Rights Incentive Plans.

The authorization granted by our extraordinary general meeting held on December 15, 2020 to our board of directors to issue shares in private placements and/or rights issues was fully utilized in connection with the private placement resolved by our board on 15 February 2021.

Preemptive Rights

If our shareholders at a general meeting resolve to increase our share capital by a cash contribution, section 10-4 of the Companies Act will apply. Under that section, shareholders have a pre-emptive right to subscribe for new shares in proportion to their existing shareholdings. However, the pre-emptive right may be deviated from by a majority comprising at least two-thirds of the votes cast, as well as at least two-thirds of the share capital represented at the general meeting. Further, the pre-emptive rights may be derogated from by an exercise of the board of directors of a valid board authorization from the general meeting to issue shares; provided, however, that the board must observe the principle of equal treatment of shareholders when exercising a board authorization in such a manner.

On May 15, 2020, our shareholders approved the disapplication of preemptive rights until 30 September 2021 in connection with the authorization of the issuance of up to 35,899,436 shares pursuant to the 2020 Employee Share Purchase Plan. In addition, in connection with our subscription right incentive plans, our shareholders have approved the disapplication of preemptive rights in connection with the grant and exercise of subscription rights.

Share Register and Related Considerations under Norwegian Law

Overview

We are required by the Companies Act to keep a register of our shareholders. Under the laws of Kingdom of Norway, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our share register. The share register therefore is prima facie evidence of the identity of our shareholders, and the shares that they hold.

Our shareholder register is operated through Euronext VPS, or VPS. VPS is the Norwegian paperless centralized securities register. It is an electronic book-keeping system in which the ownership of, and all transactions relating to, Norwegian listed shares must be recorded. VPS and Oslo Stock Exchange are both wholly owned by Euronext N.V.

Under Norwegian law, shares are registered in the name of the beneficial owner of the shares. As a general rule, there are no arrangements for nominee registration and Norwegian shareholders are not allowed to register their shares in VPS through a nominee. However, foreign shareholders may register their shares in VPS in the name of a nominee (bank or other nominee) approved by the Norwegian Financial Supervisory Authority. An approved and registered nominee has a duty to provide information on demand about beneficial shareholders to the company and to the Norwegian authorities. In the case of registration by nominees, the registration in VPS must show that the registered owner is a nominee. A registered nominee has the right to receive dividends and other distributions; however, such registered nominee may not vote in general meetings on behalf of the beneficial owners.

All transactions relating to securities registered with VPS are made through computerized book entries by VPS account operators (i.e. authorized banks and stockbroker firms). No physical share certificates are, or may be, issued. VPS confirms each entry by sending a transcript to the registered shareholder irrespective of any beneficial ownership. To give effect to such entries, the individual shareholder must establish a share account with a Norwegian account agent. Norwegian banks, Norges Bank (being, Norway’s central bank), authorized securities brokers in Norway and Norwegian branches of credit institutions established within the European Economic Area, or EEA, are allowed to act as account agents.

As a matter of Norwegian law, the entry of a transaction in VPS is prima facie evidence in determining the legal rights of parties as against the issuing company or any third party claiming an interest in the given security. A transferee or assignee of shares may not exercise the rights of a shareholder with respect to such shares unless such transferee or assignee has registered such shareholding or has reported and shown evidence of such share acquisition, and the acquisition is not prevented by law, the relevant company’s articles of association or otherwise.

VPS is liable for any loss suffered as a result of faulty registration or an amendment to, or deletion of, rights in respect of registered securities, unless the error is caused by matters outside VPS’ control and could not reasonably be expected by VPS such that it can avoid or overcome the consequences thereof. Damages payable by VPS may be reduced in the event of contributory negligence by the aggrieved party.

VPS must provide information to the Financial Supervisory Authority on an on-going basis, as well as any information that the Financial Supervisory Authority requests. Further, Norwegian tax authorities may require certain information from VPS regarding any individual’s holdings of securities, including information about dividends and interest payments.

Our share register is maintained by our share registrar, DNB Bank ASA.

Holders of our ADSs will not be treated as one of our shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the registered holder of the ordinary shares underlying our ADSs. Holders of our ADSs have a right to receive the ordinary shares underlying their ADSs. For discussion on our ADSs and ADS holder rights, see Exhibit 2.5 to the Company’s Annual Report on Form 20-F to which this description is also an exhibit.

Provisions as to the Level of Equity Investments to be Notified to Us and the Norwegian Authorities

Pursuant to the STA, shareholders in a company incorporated in Norway with its shares admitted to trading and official listing, such as our company, are required to immediately and simultaneously notify the company and the Oslo Stock Exchange, when the shareholder’s stake reaches, exceeds or falls below the thresholds of 5%, 10%, 15%, 20%, 25%, 1/3, 50%, 2/3 or 90% of the share capital or voting rights of that company. Shares held, acquired or disposed of by close associates, as that term is defined in the STA are regarded as equivalent to the acquirer’s or disposer’s own shares. This duty to notify also applies to anyone, who directly or indirectly holds (a) financial instruments that afford the holder a right to purchase existing shares, e.g., share options or subscription rights; and/or (b) financial instruments based on existing shares and with an economic effect equal to that of the financial instruments mentioned under (a), regardless of them not affording the right to purchase existing shares, e.g., the ADSs or, under the circumstances, cash-settled derivatives linked to the value of our shares or ADSs. Holding these kinds of financial instruments counts towards the thresholds mentioned above and may thus trigger a duty to notify by themselves or when accumulated with a holding of shares or ADSs. The notifications must comply with the requirements for the contents thereof set out in the STA and the regulations promulgated thereunder on major shareholders, including the identity of the shareholder and the date when a limit is reached or no longer reached.

EU Regulation No 596/2014 on Market Abuse

EU Regulation No 596/2014 on market abuse, or the Market Abuse Regulation, has been resolved by the Norwegian government. The Market Abuse Regulation came into effect in Norway on March 1, 2021. The Market Abuse Regulation applies to us and dealings concerning our shares and will likewise apply to the ADSs. We have revised our internal code on possession and handling of inside information and with respect to our board of directors’, executive management’s and employees’ dealings in our shares or in financial instruments the value of which is determined by the value of our shares so that it also covers the ADSs. Furthermore, we have drawn up a list of those persons working for us who could have access to inside information on a regular or incidental basis and have informed such persons of the rules on insider trading and market manipulation, including the sanctions, which can be imposed in the event of a violation of those rules. We have also submitted updated lists of persons discharging managerial responsibilities and their close associates to Oslo Børs.

The EU Short Selling Regulation (EU Regulation 236/2012) Includes Certain Notification Requirements in connection with Short Selling of Shares Admitted to Trading on a Trading Venue (including the Oslo Stock Exchange) and Securities or Derivatives that Relate to Such Shares (including the ADSs).

When a natural or legal person reaches or falls below a net, short position of 0.2% of the issued share capital of a company that has shares admitted to trading on a trading venue, such person shall make a private notification (i.e. such notification will not be made public) to the relevant competent authority, which in Norway is the Financial Supervisory Authority. The obligation to notify the Financial Supervisory Authority, moreover, applies in each case where the short position reaches or no longer reaches each 0.1% above the 0.2% threshold. In addition, when a natural or legal person reaches or falls below a net short position of 0.5% of the issued share capital of a company that has shares admitted to trading on a trading venue and each 0.1% above that, such person shall make a public notification of its net short position via the Financial Supervisory Authority. The notification requirements apply to both physical and synthetic short positions. In addition, uncovered short selling (naked short selling) of shares admitted to trading on a trading venue is effectively prohibited.

Articles of Association and Norwegian Corporate Law

Objectives and General Corporate Matters

Our company has been established with the objectives of delivering identification systems and engaging in other related activities. Under our Articles of Association, our business offices shall be in Oslo municipality, Norway.

While not included in the Articles of Association, we are subject to a registered signatory requirement that requires joint signatures of the chair of our board of directors and the Chief Executive Officer, or the joint signatures of two members of our board of directors. This requirement may be amended by a resolution with simple majority by our board of directors. The board may grant powers of procuration, but no such powers are in existence as of the date hereof. Notwithstanding the foregoing, under Norwegian law, the Chief Executive Officer of a company such as ours, and other members of management, shall have employment authorizations or powers of positions.

Powers and Rights of Our Board of Directors and Management

Duties of Board Members

Public limited liability companies in Norway are usually subject to a two-tier governance structure with the board of directors having the ultimate responsibility for the overall supervision and strategic management of the company in question and with executive management being responsible for the day-to-day operations. Each board member and member of the executive management is under a fiduciary duty to act in the interest of the company, but shall also take into account the interests of the creditors and the shareholders. Under Norwegian law, the members of the board of directors and the Chief Executive Officer of a limited liability company are liable for losses caused by negligence when shareholders, creditors or the company itself suffer such losses. However, consequential damages caused by a board member or the Chief Executive Officer to a shareholder or creditor due to the fact that the company itself has suffered losses, may, as a starting point, not be claimed by the shareholder or creditor. The members of the board of directors and the Chief Executive Officer may also be liable for wrongful information given in the annual financial statements or any other public announcements from the company. An investor suing for damages is required to prove its claim with regard to negligence and causation. Norwegian courts, when assessing negligence, have been reluctant to impose liability unless the directors and officers neglected clear and specific duties. This is also the case when it comes to liability with regard to public offerings or liability with regard to any other public information issued by the company.

Composition of Board of Directors

Under our Articles of Association, our board of directors shall consist of three to seven members in accordance with the annual general meeting’s instruction. Further, our Articles of Associate provide that we shall form and maintain a nomination committee, which shall consist of three members, including a chairperson. Members of the nomination committee shall be elected by the annual general meeting for a term of two years. The nomination committee shall propose (i) candidates for election to the board of directors, (ii) the compensation to be paid to the board members, (iii) candidates for election to the nomination committee, and (iv) the compensation to be paid to the nomination committee members. The guidelines for the nomination committee shall be resolved by the annual general meeting. For more information regarding the composition of our board of directors, see sections entitled “Item 6. Directors, Senior Management and Employees—C. Board Practices—Composition of our Board of Directors” and “—Committees of our Board of Directors” in the Company’s Annual Report on Form 20-F to which this description is also an exhibit.

Terms of the Members of Our Board of Directors

Under Norwegian law, the members of the board of directors of a public limited liability company are generally appointed for a two-year term, which also includes any employee-elected board members. There is no limit on the number of consecutive terms the board members may serve. Pursuant to our articles of association, our board members are appointed by the general meeting of shareholders. Election of board members is, according to our articles of association, an item that shall be included on the agenda for the annual general meeting. At the general meeting, shareholders are entitled at all times to dismiss a board member by a simple majority vote.

Board Member Vacancies

Under Norwegian law, members of the board of directors serve for two years. The articles of association may provide for a shorter or longer term of service, although not for more than four years. For the purpose of supplementary elections, the period of service may be made shorter. The period of service commences on the date of the election except as otherwise provided. It terminates at the end of the annual general meeting in the year of expiry of the period of service. Regardless of whether the period of service has expired, the director may remain in office until his replacement has been elected.

A member of the board of directors may retire before his or her period of service has expired. A board member may resign without special reasons. The board of directors and the body having elected the member of the board of directors shall be given reasonable advance notice. A member of the board of directors may be removed by the body having elected him or her.

If the office of a member of the board of directors terminates before the expiry of his or her period of service, and there is no deputy member, the other members of the board of directors shall arrange for the election of a new member of the board of directors for the remainder of his or her period of service. They shall also do so if a member of the board of directors is deprived of legal capacity or barred from serving due to disqualification pursuant to the Bankruptcy Act.

If the election pertains to the general meeting, it may be postponed to the next ordinary general meeting provided the board of directors still constitutes a quorum.

Conflict-of-Interest Transactions

Under Norwegian law, a member of the board of directors may not participate in the discussion or decision of any matter, which is of such particular importance to himself or herself, or any related party that he or she must be deemed to have a special and prominent personal or financial interest in the matter. This provision is similarly applicable to the Chief Executive Officer. A member of the board of directors or the Chief Executive Officer may also not participate in any decision to grant a loan or other credit to himself or herself or to issue security for his or her own debt.

Proxy Voting by Board Members

In the event that a board member in a Norwegian public limited liability company is unable to participate in a board meeting, the elected alternate, if any, shall be given access to participate in the board meeting. We have not elected any board alternates. A member of the board of directors may not grant a power of attorney to another board member.

Limitation on Liability

Under Norwegian law, members of the board of directors or executive management may be held liable for damages in the event that loss is caused due to their negligence. Director’s liability is individual, but if two or more of the board of directors are liable for the same damages, they may be held jointly liable. Members of the board of directors may be held jointly and severally liable for damages to the company and to third parties for acting in violation of the Articles of Association and Norwegian law. However, under Norwegian law, members of the board of directors will only be held liable to the extent the directors have made errors beyond taking customary commercial risk.

Rights and Restrictions in Relation to Existing Shares

Our Articles of Association provide for only one class of shares and no special rights for any such shares. Each share has a par value of NOK 0.15 and carries one vote at general meetings. No restrictions apply to the transferability of any such shares. The share capital of our company and the par value per share shall be specified in our Articles of Association from time to time. Therefore, any change in the share capital of the company requires an amendment of the Articles of Association.

Under the Companies Act, all shares shall be registered in the name of the holders and shall be entered in our shareholders’ register.

Shareholder Rights

Annual and Extraordinary General Meetings

Our shareholders exercise the supreme authority in the company through general meetings, subject to certain limitations provided by Norwegian law. All shareholders are entitled to attend and vote at our general meetings, either in person or by proxy.

Extraordinary general meetings may be called by the board of directors, and, if stated in the Articles of Association, the chair of the corporate assembly if a corporate assembly exists. In addition, the board shall call an extraordinary general meeting whenever so demanded in writing by the auditor or shareholders representing at least 5% of the share capital, in order to deal with a specific subject. The extraordinary general meeting must be held within one month from the date of the demand.

Under our Articles of Association, our annual general meetings shall be held in or near Oslo, Norway, at the discretion of our board of directors, and that the tasks of the annual general meeting may include (i) determination of the annual financial statements, (ii) appropriation of (net) profit or covering of losses; (iii) election of chair of the board and board members; (iv) election of chair and members of the nomination committee; (v) election of auditor; (vi) determination of compensation to the board of directors, members of the nomination committee and the auditor; (vii) other matters as required by statute; and (viii) other matters which are mentioned in the notice of the annual general meeting.

As a general rule, our general meetings shall be conducted in Norwegian. However, it may be resolved by a simple majority vote at our general meeting that English shall be used. Shareholders may present their points of view in either Norwegian or English.

In addition, our Articles of Association allow us to make certain documents available to our shareholders and prospective investors through our website, and any documents so made available in a timely manner and which deal with matters that are to be considered at the general meeting need not be sent to our shareholders separately.

Notice of Meeting

In the context of a Norwegian public limited liability company, notice of general meeting shall be sent at least two weeks prior to the date of the meeting. However, according to the Companies Act, the notice period is three weeks for a company whose shares are listed on a regulated market, such as our company. The general meeting is convened by written notice to all shareholders whose address is known. The notice shall set forth the time and place of the meeting. Further, the notice shall include a proposal for an agenda for the meeting that specifies the matters to be dealt with at the general meeting. Any shareholder is entitled to submit proposals to be discussed at general meetings provided such proposals are submitted in writing to the board in such good time that it can be entered on the agenda of the meeting. Any proposal to amend the Articles of Association shall be quoted in the notice. The notice shall also state the name of the person appointed by the board of directors to open the general meeting. The board of directors shall prepare a proposal for the agenda in accordance with the provisions of law and the Articles of Association.

As provided in our Articles of Association, a shareholder who wishes to attend the general meeting, in person or by proxy, shall notify his/her attendance to us no later than two (2) days prior to the general meeting. If the shareholder fails to notify us of his/her attendance in a timely manner, we may deny him/her access to the general meeting.

Voting Rights

Each share in the company (other than treasury shares, if any, held by the company or a subsidiary) gives the holder the right to cast one vote at general meetings of shareholders. Each shareholder may cast as many votes as it holds shares. There are no limitations under Norwegian law on the rights of non-residents or foreign owners to hold or vote the shares.

As a general rule, resolutions that shareholders are entitled to make pursuant to the Companies Act or the company’s Articles of Association require a simple majority of the votes cast. In the case of election of directors to our board of directors, the persons who obtain the most votes cast are elected to fill the positions up for election. However, as required under Norwegian law, certain decisions, including resolutions to waive preferential rights in connection with any share issue, to approve a merger or de-merger, to amend the company’s Articles of Association or to authorize an increase or reduction in the share capital, must receive the approval of at least two-thirds of the aggregate number of votes cast as well as at least two-thirds of the share capital represented at a shareholders’ meeting.

Norwegian law further requires that certain decisions, which have the effect of substantially altering the rights and preferences of any shares or class of shares, receive the approval of the holders of such shares or class of shares as well as the majority required for amendments to the company’s Articles of Association. Decisions that (i) would reduce any shareholder’s right in respect of dividend payments or other rights to the assets of the company or (ii)

restrict the transferability of the shares require a majority vote of at least 90% of the share capital represented at the general meeting in question as well as the majority required for amendments to the company’s Articles of Association. Certain types of changes in the rights of shareholders require the consent of all shareholders affected thereby as well as the majority required for amendments to the company’s Articles of Association.

In general, in order to be entitled to vote, a shareholder must be registered as the beneficial owner of shares in the share register kept by VPS. Beneficial owners of shares that are registered in the name of a nominee are generally not entitled to vote under Norwegian law, nor are any persons who are designated in the register as holding such shares as nominees. Readers should note that there are varying opinions as to the interpretation of Norwegian law in respect of the right to vote nominee-registered shares. For example, Oslo Børs has held that in its opinion “nominee-shareholders” may vote in general meetings if they actually prove their shareholding prior to the general meeting.

Voting instructions may be given only in respect of a number of ADSs representing an integral number of shares or other deposited securities. ADS holders may only exercise voting rights with respect to the shares underlying their respective ADSs in accordance with the provisions of the deposit agreement, which provides that a holder may vote the shares underlying any ADSs for any particular matter to be voted on by our shareholders either by withdrawing the shares underlying the ADSs or, to the extent permitted by applicable law and as permitted by the depositary, by requesting temporary registration as shareholder and authorizing the depositary to act as proxy. The depositary will try, as far as practical, to vote the shares underlying the ADSs as instructed by the ADS holders.

Shareholder Proposals

According to the Companies Act, extraordinary general meetings of shareholders will be held whenever our board of directors or our appointed auditor requires. In addition, one or more shareholders each representing at least 5% of the registered share capital of the company may, in writing, require that a general meeting be convened. If such a demand is made, the board of directors shall convene the general meeting within one month thereafter (after providing three weeks’ notice).

A shareholder has the right to put matters on the agenda of the general meeting. The matter shall be reported in writing to the board of directors within seven days prior to the deadline for the notice to the general meeting, along with a proposal for a resolution or an explanation as to why the matter has been put on the agenda. In the event that the notice has already taken place, a new notice shall be sent if the deadline has not already expired. A shareholder has in addition the right to put forward at the meeting a proposal for resolution on an agenda item.

Action by Written Consent

Under Norwegian law, shareholders in a public limited liability company may not take action or pass resolutions by written consent. A general meeting of shareholders, annual or extraordinary, as the case may be, must be a physical meeting; provided, however, that the board of directors may decide that shareholders may participate in the general meeting by electronic means, including a right for shareholders to exercise his or her shareholder rights by electronic means. The board of directors may establish such rights only if it ensures that the general meeting can proceed safely and properly and that there are systems that ensure compliance with statutory provisions regarding general meetings. Notwithstanding the foregoing, due to the COVID-19 pandemic, on May 26, 2020, the Norwegian government enacted a temporary statute that allows general meetings for a public limited liability company to be held in electronic format.

Appraisal Rights

The concept of appraisal rights does not exist under Norwegian law, except in connection with statutory rights of first refusal, redemption rights and rights to forced transfer of shares in subsidiaries according to the Companies Act.

In a Norwegian public limited liability company, it may be provided in the company’s Articles of Association that a shareholder or other person shall have the right to acquire a share that has been or is to be transferred. In such cases, the redemption amount shall be equal to the value of the share at the time the right is exercised. If the Articles of Association does not set forth the price or the procedure of determining the price, valuation may be requested. Such right of first refusal is not included in our Articles of Association.

Pursuant to the Companies Act and the STA, a shareholder who, directly or through subsidiaries, acquires shares representing 90% or more of the total number of issued shares in a Norwegian public limited liability company, as well as 90% or more of the total voting rights, has a right, and each remaining minority shareholder of the company has a right to require such majority shareholder, to effect a compulsory acquisition for cash of the shares not already owned by such majority shareholder. Through such compulsory acquisition, the majority shareholder becomes the owner of the remaining shares with immediate effect.

If a shareholder acquires shares representing more than 90% of the total number of issued shares, as well as more than 90% of the total voting rights, through a voluntary offer in accordance with the STA, a compulsory acquisition can, subject to the following conditions, be carried out without such shareholder being obliged to make a mandatory offer: (i) the compulsory acquisition is commenced no later than four weeks after the acquisition of shares through the voluntary offer, (ii) the price offered per share is equal to or higher than what the offer price would have been in a mandatory offer, and (iii) the settlement is guaranteed by a financial institution authorized to provide such guarantees in Norway.

A majority shareholder who effects a compulsory acquisition is required to offer the minority shareholders a specific price per share, the acceptance of which is at the discretion of the majority shareholder. However, where the offeror, after making a mandatory or voluntary offer, has acquired more than 90% of the voting shares of a company and a corresponding proportion of the votes that can be cast at the general meeting, and the offeror pursuant to Section 4-25 of the Companies Act completes a compulsory acquisition of the remaining shares within three (3) months after the expiry of the offer period, it follows from the STA that the redemption price shall be determined on the basis of the offer price for the mandatory/voluntary offer unless special circumstances indicate another price.

Should any minority shareholder not accept the offered price, such minority shareholder may, within a specified deadline of not less than two (2) months, request that the price be set by a Norwegian court. The cost of such court procedure will, as a general rule, be the responsibility of the majority shareholder, and the relevant court will have full discretion in determining the consideration to be paid to the minority shareholder as a result of the compulsory acquisition.

Absent a request for a Norwegian court to set the price or any other objection to the price being offered, the minority shareholders would be deemed to have accepted the offered price after the expiry of the specified deadline.

Shareholder Suits

Under Norwegian law, only a company itself can bring a civil action against a third party; an individual shareholder does not have the right to bring an action on behalf of a company. However, if a resolution is passed at our general meeting to grant discharge to a member of our board of directors or our Chief Executive Officer or refrain from bringing law suits against, among other persons, a member of our board of directors or Chief Executive Officer, then shareholders representing at least 10% of the share capital may bring a derivative action on behalf of our company against, among other persons, a member of our board of directors or Chief Executive Officer. An individual shareholder may, in its own name, have an individual right to take action against such third party in the event that the cause for the liability of that third party also constitutes a negligent act directly against such individual shareholder.

Preemptive Rights

Under Norwegian law, the company’s shareholders have a preferential right to subscribe for issues of new shares by the company, in proportion to their existing shareholdings, against cash contribution. The preferential rights to subscribe in an issue may be waived by a resolution in a general meeting by at least two-thirds of the votes cast as well as at least two-thirds of the share capital represented at the general meeting. A waiver of the shareholders’ preferential rights in respect of bonus issues requires the approval of all outstanding shares, irrespective of class. Under Norwegian law, bonus issues may be distributed, subject to shareholder approval, by transfer from the Company’s free equity or from its share premium reserve. Such bonus issues may be effectuated either by issuing shares or by increasing the par value of the shares outstanding.

The board of directors may resolve to increase our share capital without pre-emptive subscription rights for existing shareholders pursuant to the authorizations described above under the caption “Authorizations to our Board of Directors.”

Unless future issuances of new shares are registered under the Securities Act or with any authority outside Norway, U.S. shareholders and shareholders in jurisdictions outside Norway may be unable to exercise their pre-emptive subscription rights under U.S. securities law.

Dividends

Dividends may be paid in cash or in some instances in kind. Pursuant to the Companies Act, a public limited liability company may only distribute dividends to the extent it will have net assets covering the company’s share capital and other restricted equity after the distribution has been made. The calculation shall be made on the basis of the balance sheet in the Company’s last approved financial statements, provided, however, that it is the registered share capital at the time of decision that applies. Further, extraordinary dividend payments may be resolved based upon an interim balance sheet prepared no more than six (6) months prior to the date of resolution.

In the amount that may be distributed, a deduction shall be made for (i) the aggregate nominal value of treasury shares that may be held by the company, (ii) credit and collateral pursuant to Sections 8-7 and 8-10 of the Companies Act, with the exception of credit and collateral repaid or settled prior to the time of decision or credit which is settled by a netting in the dividend and (iii) other dispositions after the balance day which pursuant to law shall lie within the scope of the funds that the company may use to distribute dividend. Even if all other requirements are fulfilled, the company may only distribute dividend to the extent that it maintains a sound equity and liquidity post distribution.

Distribution of dividends is resolved by the general meeting of shareholders with simple majority, on the basis of a proposal from the board of directors. The general meeting cannot distribute a larger amount than what is proposed or accepted by the board of directors. The general meeting can also, following its approval of the annual financial statements, provide the board of directors with an authorization to resolve distribution of dividends on the basis of the company’s financial statements. Such authorization is however limited in time to the next annual general meeting.

Repurchase of Shares

Norwegian limited liability companies may not subscribe for newly issued shares in their own capital. Such companies may, however, according to Section 9-2 of the Companies Act, acquire fully paid shares of themselves, provided that the board of directors has been authorized to do so by the shareholders at a general meeting. Such authorization can only be given for a maximum period of two years and the authorization shall fix (i) the maximum nominal value of the shares and (ii) the minimum and the highest amount that the company may pay for the shares. Such purchase of shares may generally only be acquired using distributable equity. A public limited liability company may acquire its own shares if the combined nominal value of the holding of own shares after the acquisition does not exceed ten per cent of the share capital. The foregoing provisions apply similarly to the company’s acquisition of agreed pledge on its own shares. Notwithstanding the foregoing, the company may acquire its own shares as a gift, by enforcement to cover the company’s claim, by takeover of another business through merger, demerger or otherwise or by redemption.

Anti-Takeover Provisions and Mandatory Offer Requirements

Under the Code of Practice, the board of directors should establish guiding principles for how it will act in the event of a take-over bid. In a bid situation, the company’s board of directors and management have an independent responsibility to help ensure that shareholders are treated equally, and that the company’s business activities are not disrupted unnecessarily. The board has a particular responsibility to ensure that shareholders are given sufficient information and time to form a view of the offer. The board of directors should not hinder or obstruct take-over bids for the company’s activities or shares. We have currently not adopted any anti-takeover provisions.

The STA requires any person, entity or consolidated group that becomes the owner of shares representing more than one-third of the voting rights of a Norwegian company whose shares are listed on a Norwegian regulated market to, within four (4) weeks, make an unconditional general offer for the purchase of the remaining shares in that company. A mandatory offer obligation may also be triggered when a party acquires the right to become the owner of shares that, together with the party’s own shareholding, represent more than one-third of the voting rights in the company and the Oslo Stock Exchange decides that this is regarded as an effective acquisition of the shares in question. The mandatory offer obligation ceases to apply if the person, entity or consolidated group sells the portion of the shares that exceeds the relevant threshold within four (4) weeks of the date on which the mandatory offer obligation was triggered.

When a mandatory offer obligation is triggered, the person subject to the obligation is required to immediately notify the Oslo Stock Exchange and the company in question accordingly. The notification shall state whether an offer will be made to acquire the remaining shares in the company or whether a sale will take place. A notification informing about a disposal can be altered to a notice of making an offer within the four-week period, while a notification stating that the shareholder will make an offer cannot be retracted and is thus binding.

The offer price per share must be at least as high as the highest price paid or agreed by the offeror for the shares in the six-month period prior to the date the threshold was exceeded. If the acquirer acquires or agrees to acquire additional shares at a higher price prior to the expiration of the mandatory offer period, the acquirer is obligated to restate its offer at such higher price. A mandatory offer must be settled in cash or contain a cash alternative at least equivalent to any other consideration offered.

In case of failure to make a mandatory offer or to sell the portion of the shares that exceeds the relevant threshold within four (4) weeks, the Oslo Stock Exchange may force the acquirer to sell the shares exceeding the threshold by public auction. Moreover, a shareholder who fails to make an offer may not, as long as the mandatory offer obligation remains in force, exercise rights in the company, such as voting in a general meeting, without the consent of a majority of the remaining shareholders. The shareholder may, however, exercise such shareholder’s rights to dividends and pre-emption rights in the event of a share capital increase. If the shareholder neglects the shareholder’s duty to make a mandatory offer, the Oslo Stock Exchange may impose a cumulative daily fine that runs until the circumstance has been rectified.

Any person, entity or consolidated group that owns shares representing more than one-third of the votes in a Norwegian company listed on a Norwegian regulated market is obliged to make an offer to purchase the remaining shares of the company (repeated offer obligation) if the person, entity or consolidated group through acquisition becomes the owner of shares representing 40% or more of the votes in the company. The same applies correspondingly if the person, entity or consolidated group through acquisition becomes the owner of shares representing 50% or more of the votes in the company. The mandatory offer obligation ceases to apply if the person, entity or consolidated group sells the portion of the shares that exceeds the relevant threshold within four (4) weeks of the date on which the mandatory offer obligation was triggered.

Any person, entity or consolidated group that has passed any of the above mentioned thresholds in such a way as not to trigger the mandatory bid obligation, and has therefore not previously made an offer for the remaining shares in the company in accordance with the mandatory offer rules is, as a main rule, obliged to make a mandatory offer in the event of a subsequent acquisition of shares in the company.

Inspection of Books and Records

A shareholder may request members of the board and the Chief Executive Officer to furnish at general meetings all available information about matters that may affect the consideration of (i) the adoption of the annual financial statement and annual report; (ii) any matters that have been submitted to the shareholders for decision; (iii) the company’s financial position, and the business of other companies in which the company participates, and (iv) any other matters which the general meeting is to deal with, unless the information required cannot be given without disproportionately harming the company.

If information has to be sought so that answers cannot be given at the general meeting, written answers shall be prepared within two weeks after the meeting. The answers shall be available to the shareholders at the company’s office and sent to all shareholders who have asked for the information. An answer that is deemed to be of major importance for the consideration of the matters referenced in the preceding paragraph shall be sent to all shareholders whose address is known.

The person chairing the meeting shall ensure that minutes from the general meeting are taken. The minutes shall be available to the shareholders at the company’s offices and shall be adequately stored.

Further, a shareholder may propose that the incorporation of the company, its administration or specified matters relating to the administration or the accounts be investigated. The proposal may be submitted at an ordinary general meeting or at a general meeting whose agenda sets forth the proposal for an investigation. If the proposal is supported by shareholders owning at least one-tenth of the share capital that is represented at the general meeting, any shareholder may require the District Court to pronounce by decree a decision for investigation within one month from the date of the general meeting. The District Court shall comply with a requirement for investigation if the court finds that there are reasonable grounds for doing so.

Shareholder Vote on Certain Reorganizations

Under Norwegian law, all amendments to the articles of association shall be approved by the general meeting of shareholders with a minimum of two-thirds of the votes cast and two-thirds of the share capital represented at the general meeting. The same applies to solvent liquidations, mergers with the company as the discontinuing entity, mergers with the company as the continuing entity if shares are issued in connection therewith and demergers. Under Norwegian law, it is debatable whether the shareholders must approve a decision to sell all or virtually all of the company’s business/assets, but if the sale in reality causes a change of the company’s objective and business purposes, as stated in the Articles of Association, a shareholder approval would be required with a majority as for an amendment of the Articles of Association.

Amendments to Governing Documents

All resolutions made by the general meeting may be adopted by a simple majority of the votes, subject only to the mandatory provisions of the Companies Act and the articles of association. Resolutions concerning all amendments to the articles of association must be passed by two-thirds of the votes cast as well as two-thirds of the share capital represented at the general meeting. Certain resolutions that (i) would reduce any shareholder’s right in respect of dividend payments or other rights to the assets of the company or (ii) restrict the transferability of the shares would require a majority vote of at least 90% of the share capital represented at the general meeting in question as well as the majority required for amendments to the company’s Articles of Association. Certain types of changes in the rights of shareholders require the consent of all shareholders affected thereby as well as the majority required for amendments to the company’s Articles of Association.

Comparison of Norwegian Corporate Law and Our Articles of Association and Delaware Corporate Law

The following comparison between Norwegian corporate law, which applies to us, and Delaware corporate law, the law under which many publicly listed companies in the United States are incorporated, discusses additional matters not otherwise described in this document. This summary is subject to Norwegian law, including the Companies Act and the STA, as applicable, and Delaware corporate law, including the Delaware General Corporation Law. Further, please note that as an ADS holder you will not be treated as one of our shareholders and will not have any shareholder rights.

	Kingdom of Norway	Delaware
Number of Directors	Under the Companies Act, the board of directors of a public limited liability company shall have at least three members. At least half the members of the board of directors shall reside in Norway (the foregoing does not apply to nationals of states that are parties to the EEA Agreement, when they also are residents in an EEA state). The Norwegian Ministry of Trade may grant exemptions. Both genders must be represented at the board of directors, pursuant to the detailed requirements set out in the Companies Act. According to our Articles of Association, our board of directors shall consist of three to seven board members.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

Removal of Directors	Under Norwegian law, any director or the entire board of directors may be removed, with or without cause, by the body having elected them, i.e. the general meeting of shareholders, except employee-elected board members, who may not be removed before the expiration of their term.	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.

Vacancies on the Board of Directors	Under Norwegian law, vacancies due to a board member resigning or being removed before their term has expired, and newly created directorships, shall be filled by the general meeting. However, the election may be put off until the next general meeting, if the board still has a quorum. The Articles of Association may determine that the election of board members shall be transferred to a corporate body stipulated in the Articles of Association.	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

	Kingdom of Norway	Delaware
Annual General Meeting	Under Norwegian law, the annual general meeting of shareholders shall be held in the municipality where the company has its registered office, unless the Articles of Association provide otherwise, on such date and at such time as may be designated from time to time by the board of directors, however, no later than within 6 months after the end of each fiscal year.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting	Under Norwegian law, a general meeting may be called by the board of directors, or, if stated in the Articles of Association, the chairman of the corporate assembly. The auditor who audits the company’s annual accounts or shareholders representing at least 5% of the share capital may require the board of directors to call an extraordinary general meeting to deal with a specific matter.	Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings	Under Norwegian law, general meetings in a listed public limited liability companies shall be convened by the board of directors with a minimum of three weeks’ notice, unless the Articles of Association provide otherwise, and shall specify, i.a., the time and place for the meeting, as well as the matters which are to be dealt with at the meeting.	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Proxy	Under Norwegian law, all shareholders in a public limited liability company are entitled to attend and vote at general meetings by proxy. A proxy is only be deemed valid for the forthcoming general meeting, unless otherwise is clearly provided. A member of the board of directors may not grant a power of attorney to another board member to represent the director’s voting rights as a director.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

	Kingdom of Norway	Delaware
Preemptive Rights	Under Norwegian law, the company’s shareholders have a preferential right to subscribe for issues of new shares by the company, in proportion to their existing shareholdings, against cash contribution. The preferential rights to subscribe in an issue may be waived by a resolution in a general meeting by at least two-thirds of the votes cast as well as at least two-thirds of the share capital represented at the general meeting. A waiver of the shareholders’ preferential rights in respect of bonus issues requires the approval of all outstanding shares, irrespective of class.	Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Authority to Allot	Under Norwegian law, the general meeting may, by two-thirds majority of the votes cast and of the share capital represented on the general meeting, authorize the board of directors to issue new shares for	Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for

	consideration of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof, however, assets that cannot be entered in the balance sheet according to the Norwegian accounting act may not be used as contribution for shares. The board may determine the amount of such consideration within the limits of the board authorization. Such board authorization may not exceed half of the share capital at the time the authorization is registered in the Norwegian Register of Business Enterprises.	consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

	Kingdom of Norway	Delaware
Liability of Directors and Officers

Under Norwegian law, a company’s Articles of Association may not include a provision eliminating or limiting the personal liability of a director to the company or its shareholders for damages arising from a breach of fiduciary duty as a director. However, the company’s general meeting may, on behalf of the company, approve an agreement between the company and a director which governs or restricts their liability. No provision in such agreement may limit the director’s liability for, i.e.:

•  any breach of the director’s duty of loyalty to the company and its shareholders; or

•  acts or omissions involving culpable negligence or intentional misconduct.

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•  any breach of the director’s duty of loyalty to the corporation or its stockholders;

•  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•  intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

•  any transaction from which the director derives an improper personal benefit.

Voting Rights	Under Norwegian law, unless otherwise provided by the Articles of Association, each shareholder is entitled to one vote for each share held by such shareholder.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Dividends	Under Norwegian law, dividends may be paid in cash or in some instances in kind. Pursuant to the Companies Act, a public limited liability company may only distribute dividends to the extent it will have net assets covering the company’s share capital and other restricted equity after the distribution has been made. The calculation shall be made on the basis of the balance sheet in the company’s last approved financial statements, provided, however, that it is the registered share capital at the time of decision that applies. Further, extraordinary dividend payments may be resolved based upon an interim balance sheet prepared no more than six (6) months prior to the date of resolution. See “—Articles of Association and Norwegian Corporate Law—Rights and Restrictions in Relation to Existing Shares—Dividends” above.	Under Delaware law, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of shares, property or cash.

	Kingdom of Norway	Delaware
Repurchase of Shares	Norwegian limited liability companies may not subscribe for newly issued shares in their own capital. Such companies may, however, according to Section 9-2 of the Companies Act, acquire fully paid shares of themselves, provided that the board of directors has been authorized to do so by the shareholders at a general meeting. Such authorization can only be given for a maximum period of two years and the authorization shall fix (i) the maximum nominal value of the shares and (ii) the minimum and the highest amount that the company may pay for the shares. Such purchase of shares may generally only be acquired using distributable equity. A public limited liability company may acquire its own shares if the combined nominal value of the holding of own shares after the acquisition does not exceed ten per cent of the share capital. The foregoing provisions apply similarly to the company’s acquisition of agreed pledge on its own shares. Notwithstanding the foregoing, the company may acquire its own shares as a gift, by enforcement to cover the company’s claim, by takeover of another business through merger, demerger or otherwise or by redemption.	Under Delaware law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

Shareholder Vote on Certain Transactions	Under Norwegian law, solvent liquidations, mergers with the company as the discontinuing entity, mergers with the company as the continuing entity if shares are issued in connection therewith and demergers shall be approved by the general meeting of shareholders with a minimum of two-thirds of the votes cast and two-thirds of the share capital represented at the general meeting. Under Norwegian law, it is debatable whether the shareholders must approve a decision to sell all or virtually all of the company’s business/assets, but if the sale in reality causes a change of the company’s objective and business purposes, as stated in the Articles of Association, a shareholder approval would be required with a majority as for an amendment of the Articles of Association.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

• the approval of the board of directors; and

• approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

	Kingdom of Norway	Delaware
Standard of Conduct for Directors

Public limited liability companies in Norway are usually subject to a two-tier governance structure with the board of directors having the ultimate responsibility for the overall supervision and strategic management of the company in question and with executive management being responsible for the day-to-day operations. Each board member and member of the executive management is under a fiduciary duty to act in the interest of the company; however, is also obliged to take into account the interests of the creditors and the shareholders.

The board of directors has a general responsibility to act in the best interest of the company, and may not adopt any measure or resolution by the general meeting, which may tend to give certain shareholders or others an unreasonable benefit at the expense of the other shareholders or the company. Any resolution by the board of directors is further subject to a general requirement of justifiability, and each director must act in accordance with a duty of loyalty towards the company.

The board of directors is also generally responsible for the management of the company, which includes a responsibility to ensure the proper organization of the business of the company. The management of the company includes, among other things, to ensure that the company is in accordance with applicable law and Articles of Association, as well as resolutions made by the general meeting of shareholders, ensure that the company has a sufficient capital base, to keep informed of the company’s financial position and to ensure that its activities, accounts and capital management are subject to adequate control.

The board of directors is also responsible for supervising the day-to-day management and the company’s business in general.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

	Kingdom of Norway	Delaware
Stockholder Suits	Under Norwegian law, only a company itself can bring a civil action against a third party; an individual shareholder does not have the right to bring an action on behalf of a company. However, if a general meeting has resolved to grant discharge to a member of our board of directors or our Chief Executive Officer or refrain from bringing law suits against, among other persons, a member of our board of directors or Chief Executive Officer, shareholders representing at least 10% of the share capital may bring a derivative action on behalf of our company against such persons. An individual shareholder may, in its own name, have an individual right to take action against such third party in the event that the cause for the liability of that third party also constitutes a negligent act directly against such individual shareholder.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•  state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

•  allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•  state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

	Kingdom of Norway	Delaware
Anti-Takeover Provisions and Mandatory Offer Requirements	In Norway, under the Code of Practice, the board of directors should establish guiding principles for how it will act in the event of a take-over bid. In a bid situation, the company’s board of directors and management have an independent responsibility to help ensure that shareholders are treated equally, and that the company’s business activities are not disrupted unnecessarily. The board has a particular responsibility to ensure that shareholders are given sufficient information and time to form a view of the offer. The board of directors should not hinder or obstruct take-over bids for the company’s activities or shares. We have currently not adopted any anti-takeover provisions. See “—Articles of Association and Norwegian Corporate Law—Rights and Restrictions in Relation to Existing Shares—Anti-Takeover Provisions and Mandatory Offer Requirements” above.

In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder that beneficially owns 15% or more of a corporation’s voting stock, within three years after the person becomes an interested stockholder, unless:

•  the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction;

•  after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and officers of interested stockholders and shares owned by specified employee benefit plans; or

•  after the person becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until 12 months following its adoption.

	Kingdom of Norway	Delaware
Amendments to Governing Documents	Under Norwegian law, all resolutions made by the general meeting may be adopted by a simple majority of the votes, subject only to the mandatory provisions of the Companies Act and the articles of association. Resolutions concerning all amendments to the articles of association must be passed by two-thirds of the votes cast as well as two-thirds of the share capital represented at the general meeting. Certain resolutions that (i) would reduce any shareholder’s right in respect of dividend payments or other rights to the assets of the company or (ii) restrict the transferability of the shares would require a majority vote of at least 90% of the share capital represented at the general meeting in question as well as the majority required for amendments to the company’s Articles of Association. Certain types of changes in the rights of shareholders require the consent of all shareholders affected thereby as well as the majority required for amendments to the company’s Articles of Association.	Under Delaware law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our shares is DNB Bank ASA, Securities Services, Dronning Eufemias gate 30, NO-0191 Oslo, Norway. The Bank of New York Mellon will serve as the depositary for the ADSs.

Stock Exchange Listings

Our ADSs are listed on the Nasdaq Capital Market under the symbol “IDBA”. Our ordinary shares are currently traded on Oslo Børs, a market operated by the Oslo Stock Exchange, under the ticker symbol “IDEX”.

Registrar of Shares, Depositary for ADSs

Our share register is maintained by DNB Bank ASA. The share register reflects only registered holders of our ordinary shares. Holders of ADSs representing our ordinary shares will not be treated as our shareholders and their names will therefore not be entered in our share register. The Bank of New York Mellon acts as the depositary for the ADSs representing our ordinary shares and the custodian for ordinary shares represented by ADSs is The Bank of New York Mellon, acting through an office located in Norway. Holders of ADSs representing our ordinary shares have a right to receive the ordinary shares underlying such ADSs.